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FILED PURSUANT TO RULE 424(b)(3) AND (c)
FILE NUMBER 333-88192

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 3, 2002

1,251,250 shares

AMERICAN MEDICAL ALERT CORP.
common stock, par value $0.01 per share

        This prospectus supplement supplements our prospectus dated June 3, 2002 relating to the resale by a certain selling stockholders of up to 1,251,250 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by such selling stockholders. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect the transfer of certain of our shares and warrants from two of the selling stockholders to various other new selling stockholders through private sales. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

The date of this prospectus supplement is September 12, 2005.

FILED PURSUANT TO RULE 424(b)(3) AND (c)
FILE NUMBER 333-88192

SELLING STOCKHOLDERS

        The table of "Selling Stockholders" in the prospectus is hereby supplemented to reflect that two of the selling stockholders, SafeCo Common Stock Trust and SafeCo Resource Series Trust, have transferred certain their shares and warrants to the selling stockholders named in the table below.

        Except as set forth in this prospectus supplement with respect to the transfers from the two selling stockholders to the selling stockholders named below, there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

					Shares of Common Stock Owned after Offering(3)
Name of Selling Shareholder	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold
					Number		Percent of Class
Pioneer Growth Opportunities Fund	15,400		15,400	(4)	0		0
Pioneer Growth Opportunities VCT Portfolio	8,200		8,200	(5)	0		0
FNY Capital LLC	5,000	(1)	5,000	(2)(4)	0		0
Gregory Fortunoff	703,500	(1)	3,500	(2)(4)	700,000		8.1
Scott Fortunoff	18,250	(1)	1,250	(2)(4)	17,000		*
Daryl Moccia	61,100	(1)	2,500	(2)(4)	58,600		*
Mario Maugeri	1,250	(1)	250	(2)(4)	1,000		*
Frank Rubenstein	325,926	(1)(6)	5,000	(2)(4)	313,426	(6)	3.6	(6)
Frank and Alice Rubenstein	325,926	(1)(7)	7,500	(2)(4)	313,426	(7)	3.6	(7)
Heyward Taylor	65,800	(1)	2,500	(2)(4)	53,300		*
R.T. Gray	62,500	(1)	12,500	(2)(4)	50,000		*
Jerry Holley	18,750	(1)	3,750	(2)(4)	15,000		*
Bryan Aynes Worth	12,500	(1)	2,500	(2)(4)	10,000		*
Bill Goss	25,000	(1)	5,000	(2)(4)	20,000		*
Dane Fulmer	31,250	(1)	5,000	(2)(5)	20,000		*
Capital Marketing Corporation	31,250	(1)	6,250	(2)(5)	25,000		*
Seven Gran	45,750	(1)	8,750	(2)(5)	37,000		*
Melanie Carter	18,750	(1)	3,750	(2)(4)	15,000		*
JR Hawkins	75,250	(1)	11,250	(2)(5)	64,000		*
Ruth Holley	18,750	(1)	3,750	(2)(5)	15,000		*
TOTAL:			113,600

*
Constitutes less than 1% of the outstanding shares of the Company's Common Stock.

(1)
Includes shares of Common Stock issuable upon exercise of warrants.

(2)
Issuable upon exercise of warrants. Assumes the exercise by the Selling Shareholder of all of its warrants.

(3)
Assumes that all of the shares of Common Stock offered hereby and no other shares are sold by the Selling Stockholder.

(4)
Transferred from SafeCo Common Stock Trust.

(5)
Transferred from SafeCo Resource Series Trust.

(6)
Includes shares owned by Mr. Rubenstein's wife and shares owned by Mr. Rubenstein and his wife jointly. The shares listed are the same shares listed as beneficially owned by Frank Rubenstein and Alice Rubenstein, as described in footnote 7 below.

(7)
Includes shares owned by Mrs. Rubenstein's husband and shares owned by Mrs. Rubenstein and her husband jointly. The shares listed are the same shares listed as beneficially owned by Frank Rubenstein, as described in footnote 6 above.

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PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 3, 2002 1,251,250 shares AMERICAN MEDICAL ALERT CORP. common stock, par value $0.01 per share
SELLING STOCKHOLDERS